Exhibit (10)(ss)

[Wachovia Corporation letterhead]

[Date]

[Addressee]
[Address]
[City], [State] [Zipcode]

Re:	NOTIFICATION OF GRANT UNDER WACHOVIA CORPORATION’S 2003 STOCK INCENTIVE PLAN

Dear [Addressee]:

Wachovia Corporation (the “Corporation”) adopted the 2003 Stock Incentive Plan (the “Plan”) to enable the Corporation to help attract and retain the services of key employees upon whose judgment, interest and special effort the successful conduct of the Corporation’s business is largely dependent. To further this purpose, the Board of Directors of the Corporation has granted to you the following stock options and/or restricted shares relating to the Corporation’s common stock. The grant of the award(s) is subject in all respects to the terms and conditions of this letter, the Plan and the enclosed Information Statement. The terms of the Plan and the Information Statement are expressly incorporated into this letter. To the extent this letter and the Plan conflict, the terms of the Plan control.

     Non-qualified Stock Options
On [Date], you were granted a non-qualified stock option (“NQSO”) to purchase an aggregate of [Number of Options Granted] shares of the Corporation’s common stock, at a price of $[Option Price] per share. Subject to the terms of the Plan and this letter, the shares under this option shall become exercisable [Description of Vesting Period and Pro Rated Amounts, if applicable] beginning one year from the date of grant and will remain exercisable until [Option Expiration Date], on which date the NQSO hereby granted shall terminate, to the extent not previously exercised or forfeited.

Number of Options	Vesting Schedule
[Number of Options Granted]	[Description of Vesting Period and Pro Rated Amounts, if applicable].

     Restricted Shares
On [Date], you were granted [Number of Restricted Shares Awarded] restricted shares (“Restricted Shares”) of the Corporation’s common stock. The Restricted Shares granted hereby may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated (the “Transfer Restrictions”) except in accordance with the following schedule or as otherwise may be provided in the Plan or this letter:

Number of Shares	Date Transfer Restrictions Lapse
[Number of Restricted Shares Granted]	[Description of Vesting Period and Pro Rated Amounts, if applicable. May also include Performance Goals to be satisfied as a condition precedent to vesting, if applicable.]

Termination of Employment:

(1) Effect on Stock Options:
If your employment with the Corporation shall terminate by reason of Death, displacement (as interpreted under the Wachovia severance plan), or Disability, any of the shares under this option that are unvested shall become immediately exercisable on the Date of Termination of Employment and will remain so until [Option Expiration Date], on which date the NQSO hereby granted shall terminate, to the extent not previously exercised or forfeited. If your employment shall terminate by reason of retirement after attaining age 50 with at least 10 years of service, any then outstanding options shall become immediately exercisable on the Date of Termination of Employment and will be exercisable until the expiration date of such options provided that retirement was prior to attaining age 62 with the consent of the Management Resources and Compensation Committee. Unless the Committee determines otherwise, if your employment with the Corporation shall terminate for any other reason (including upon the 91st day of a personal, administrative, or educational leave of absence) other than Death, Retirement or Retirement prior to attaining age 62 with the consent of the MRCC, Displacement or Disability, (i) any then outstanding but unexercisable shares granted to you under this option will be forfeited on the Date of Termination of Employment, and (ii) any then outstanding and exercisable shares granted under this option will be forfeited on the expiration date of such Options or three months after the Date of Termination of Employment, whichever period is shorter.

(2) Effect On Restricted Shares:
Unless the Committee determines otherwise, if your employment with the Corporation shall terminate because of Death, displacement (as interpreted under the Wachovia severance plan) or Disability, any remaining Period of Restriction applicable to the Restricted Shares granted under this award shall automatically terminate and, these Restricted Shares shall be free of restrictions and freely transferable. If your employment shall terminate by reason of retirement after attaining age 50 with at least 10 years of service, any remaining Period of Restriction applicable to the Restricted Shares granted under this award shall automatically terminate and, these Restricted Shares shall be free of restrictions and freely transferable provided that retirement was prior to attaining age 62 with the consent of the MRCC. Unless the Committee determines otherwise, if your employment with the Corporation shall terminate for any reason (including upon the 91st day of a personal, administrative or educational leave of absence) other than Death, Retirement or Retirement prior to attaining age 62 with the consent of the MRCC, Displacement or Disability, then any of the Restricted Shares granted under this award subject to restrictions on the date of such termination shall automatically be forfeited on the Date of Termination of Employment and returned to the Corporation; provided, however, if such employment terminates due to any other involuntary termination by the Corporation, the Committee may, in its sole discretion, waive the automatic forfeiture of any or all such Restricted Shares and/or may add such new restrictions to such Stock Awards as it deems appropriate.

The enclosed materials outline the actions that are required of you in conjunction with this grant. Please return the requested forms to Executive Compensation, ATTN: Grant Forms, 301 S. Tryon Street — T-11, Charlotte, NC 28288-0951, no later than [Date]. If you have any questions concerning your grant, please contact Wachovia Stock Option Services at 1-877-386-4661.

Sincerely,

Ken Thompson